QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[Letterhead omitted]

December 19, 2003

(212) 574-1200
General Maritime Corporation
35 West 56th Street
New York, New York 10019

Ladies and Gentlemen:

        We have acted as United States and New York counsel to General Maritime Corporation, a Republic of the Marshall Islands corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the "Registration Statement") in respect of the contemplated issuance by the Company from time to time of up to $500,000,000 aggregate public offering price (or any such further aggregate public offering price as may be registered pursuant to Rule 462(b)) or the equivalent thereof in one or more foreign currencies, currency units or composite currencies of (i) senior debt securities and subordinated debt securities (collectively referred to as the "Debt Securities"), which may be issued pursuant to separate indentures, as amended or supplemented from time to time, between the Company and the trustee named in the applicable indenture; (ii) shares of preferred stock of the Company, par value $.01 per share (the "Preferred Stock"); and (iii) shares of common stock of the Company, par value $.01 per share (the "Common Stock"). The Debt Securities, Preferred Stock and Common Stock are hereafter referred to as the "Securities."

        As such counsel, we have examined such papers, documents and certificates of public officials and certificates of the officers of the Company, as we have deemed relevant and necessary as the basis for the opinions hereafter expresses.

        In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

        This opinion is limited to the laws of the Republic of the Marshall Islands (the "RMI"). In rendering this opinion, we have relied on opinions of counsel in the RMI rendered in transactions which we consider to be sufficiently similar to those contemplated hereby in order to afford a satisfactory basis for such opinion, and upon our independent examinations of the laws of the RMI and our knowledge and interpretation of analogous laws in the United States. Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

  1.
  Upon the fixing of the designations, relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and any proper and valid filing with the authorities of the Republic of the Marshall Islands of a statement setting forth a copy of the resolution of the Board of Directors establishing such series of Preferred Stock and the number of shares of such Preferred Stock to be issued, all in conformity with the Company's Articles of Amendment of the Amended and Restated Articles of Incorporation and By-laws, and upon the approval of the Board of Directors of the Company of the specific terms of the issuance, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion or exchange in accordance with the terms of any such Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

  2.
  The shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company's Articles of Amendment of the Amended and Restated Articles of Incorporation and By-laws and when issued and delivered against payment therefore in accordance with the applicable agreement or upon conversion or exchange of any Security that has been duly authorized, issued, paid for and delivered, will be validly issued, fully paid and non-assessable.

  3.
  When the specific terms of a particular Debt Security have been duly authorized by the Board of Directors of the Company and established in accordance with applicable indenture and such Debt Security has been duly executed, authenticated, issued for value and delivered in accordance with the applicable indenture, such Debt Security will be a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and subject to general principles of equity, including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

        We are members of the bar of the State of New York, and this opinion is limited to the law of the State of New York and the Federal law of the United States. In rendering this opinion, to the extent that the matters discussed herein relate, or are affected by, the RMI laws, we have relied on the opinion of Mr. Dennis Reeder, Esq., a copy of which is included as Exhibit 5.2 to the Registration Statement.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

        This opinion may not, without our prior written consent, be used or relied upon by any person other than the Company.

                      Very truly yours,

                      /s/ Seward & Kissel LLP

QuickLinks

[Letterhead omitted]